Exhibit 99.1

PRESS RELEASE

AnalogicTech Updates Fourth Quarter Guidance and Announces Cost Reduction Initiatives

Santa Clara, CA – December 11, 2008 – Advanced Analogic Technologies, Inc. (“AnalogicTech” or the “Company”) (Nasdaq: AATI), a developer of power management semiconductors for mobile consumer electronic devices, today announced that its financial results for the fourth quarter ending December 31, 2008 are expected to be below the Company’s previous outlook.

Based upon the Company’s preliminary review of its financial performance for the fourth quarter of 2008, AnalogicTech expects to report net revenue of approximately $18.0 million. Net revenue, gross margin and earnings per share are expected to be below the Company’s original forecast primarily due to lower sales across its end markets, changes in product mix, restructuring charges and potential impairment charges.

As a result of continued deterioration in business conditions, AnalogicTech will expand its cost reduction initiatives and reduce its workforce by approximately 12% by the end of December 2008. This reduction is in response to the current macroeconomic environment and is one of several broad-based cost cutting initiatives the Company is pursuing. The resulting annual cost savings are expected to be between $4.0 and $5.0 million.

AnalogicTech expects to incur an initial restructuring charge of approximately $0.8 to $1.2 million, related to costs associated with employee severance and restructuring expenses. Additionally, the Company will be performing an impairment analysis of its goodwill and intangible assets of approximately $17.0 million in the fourth quarter as several indicators have been identified that suggest that a more than temporary impairment might exist at this time.

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“The consumer electronics market has been affected by the global economic crisis and our business has not been immune to the downturn,” stated Richard K. Williams, President, CEO and CTO of AnalogicTech. “Customer demand for our products across our end markets has been weaker than expected, and we have accommodated customer requests to reschedule shipments into 2009. As a result, we are taking the necessary steps to control costs without impacting our product design momentum or customer support. We expect the market to remain challenging into 2009 and we will continue to tightly manage our expenses. The streamlining of our operations combined with our strong balance sheet, will enable us to take advantage our leadership position once the market turns.”

AnalogicTech will release financial results for the fourth quarter and full year 2008 and host a conference call for analysts and investors after the market closes on February 5, 2009. Details for the conference call will be announced prior to the date.

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For More Information
Investor Contacts:
Brian McDonald	Lisa Laukkanen
Chief Financial Officer	The Blueshirt Group
AnalogicTech	415-217-4967
408-737-4788

About AnalogicTech

Advanced Analogic Technologies, Inc. (AnalogicTech) is a supplier of Total Power Management™ semiconductor solutions for mobile consumer electronic devices, such as wireless handsets, notebook and tablet computers, smartphones, digital cameras, wireless LAN, and personal media players. The company focuses its design and marketing efforts on the application-specific power management needs of consumer, communications, and computing applications in these rapidly evolving devices. AnalogicTech also develops and licenses device, process, package, and application-related technology. AnalogicTech is headquartered in Santa Clara, California and Macau, S.A.R., with offices in China (Beijing, Shanghai and Shenzhen), Hong Kong, Taiwan, Japan, South Korea, Sweden, France and United Kingdom, as well as a worldwide network of sales representatives and distributors. The company is listed on the NASDAQ exchange under the ticker symbol AATI. For more information, please visit the AnalogicTech website: http://www.analogictech.com. (AnalogicTech – F)

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Statements contained in this release that are not historical facts are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including financial projections and forecasts, involve risks and uncertainties that could cause

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AnalogicTech’s actual results to differ materially from our current expectations. Factors that could cause AnalogicTech’s results to differ materially from those set forth in these forward-looking statements include customers’ cancellation or modification of their orders; our failure to accurately forecast demand for our products; the loss of, or a significant reduction in orders from, any of our significant customers; consumer demand for cellular phones and other mobile consumer electronic devices; worldwide economic and political conditions, particularly in Asia; our ability to manage inventory levels, fluctuations in our operating results; our inability to develop and sell new products; defects in or failures of our products; the expense and uncertainty involved in our customer design-win efforts; the financial viability of the distributors of our products; fluctuations in our costs to manufacture our products; our reliance on third parties to manufacture, test, assemble and ship our products; our ability to retain and attract key personnel; our ability to compete with our competitors; and our ability to protect our intellectual property rights and not infringe the intellectual property rights of others. Other factors that may cause our actual results to differ from those set forth in the forward-looking statements contained in this press release and that may affect our prospects in general are described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2007. AnalogicTech undertakes no obligation to update or revise forward-looking statements to reflect subsequent events or changed assumptions or circumstances.

AnalogicTech and the AnalogicTech logo are trademarks of Advanced Analogic Technologies, Inc. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders.

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